NEWS RELEASE

CONTACT: R. Jerry Giles, Senior Vice President/Chief Financial Officer
TELEPHONE #:  540-886-0796
DATE: May 13, 2010

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL REPORTS ANNUAL RESULTS
STAUNTON, VIRGINIA

Community Financial Corporation (NasdaqCM: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported results for the quarter and fiscal year ended March 31, 2010.  For the quarter ended March 31, 2010, Community Financial reported earnings of $919,000, or $0.21 per diluted common share, compared to a net loss of $538,000, or $(0.17) per diluted common share, for the same period last year.  The net income for the current quarter compared to net loss for the March 31, 2009 quarter was due primarily to a decrease in the provision for loan losses of $907,000, an increase in net interest income of $1,281,000 and a tax credit of $483,000 partially offset by an increase in noninterest expense of $661,000. The decrease in the provision for loan losses is primarily related to both the decrease in our lending for the current quarter compared to the March, 2009 quarter and a decrease in charge-offs and anticipated loan charge-offs based on an evaluation of impaired loans at March 31, 2010.

Total interest income decreased by $330,000, or 4.8% to $7,147,000 during the March 31, 2010 quarter compared to the March 31, 2009 quarter.  The decrease was the result of a decline in the yield on interest earning assets partially offset by an increase in the volume of interest earning assets. Total interest expense decreased by $951,000, or 35.7% to $1,715,000 for the fourth quarter of 2010 compared to the same period in 2009 as a result of the decrease in the interest rates paid on interest-bearing liabilities, partially offset by the increase in the volume of interest-bearing liabilities. The interest rate spread increased by 88 basis points to 4.18% for the quarter ended March 31, 2010 compared to 3.30% for the same period in 2009.

Non-interest income increased by $40,000, or 4.8% to $877,000 for the quarter ended March 31, 2010 compared to the March 31, 2009 quarter.  Non-interest expenses increased $661,000, or 20.3% to $3,907,000 for the March 31, 2010 quarter compared to the March 31, 2009 quarter. The increase in non-interest expenses was due primarily to federal deposit insurance premiums and compensation increases, which accounts for 41% and 59% of the increase, respectively.
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Community recorded net income for the fiscal year ended March 31, 2010 of $3,592,000 or $0.82 diluted earnings per common share, compared to net loss of $(5,823,000) or $(1.39) diluted loss per common share for fiscal year ended March 31, 2009. The increase in net income for the fiscal year ended March 31, 2010 compared to the same period ended March 31, 2009 was attributable to the impairment charges on Fannie Mae and Freddie Mac preferred stock recognized in the prior year. The impairment charge, net of taxes, reduced net income by $7,152,000 or $1.64 per diluted common share for fiscal 2009. Net interest income increased over fiscal 2009 due to an increase in the average outstanding balance of loans receivable and an increase in the interest rate spread for the fiscal year ended March 31, 2010 compared to March 31, 2009.  The interest rate spread increased by 61 basis points to 3.92% for the fiscal year ended March 31, 2010 compared to 3.31% for the same period in 2009.

The Company's total assets increased $35.0 million, or 6.8% to $547.6 million at March 31, 2010 from $512.6 million at March 31, 2009 due to an increase in loans receivable of $25.3 million.  The $32.9 million, or 9.0% increase in total deposits to $398.4 million at March 31, 2010, was used to fund the increase in loans receivable. Stockholders’ equity increased $2.7 million, or 5.8% to $49.0 million at March 31, 2010, from $46.3 million at March 31, 2009, due to earnings for the year ended March 31, 2010 and partially offset by cash dividend payments on our preferred stock.

At March 31, 2010, non-performing assets totaled approximately $17.7 million or 3.24% of assets compared to $9.0 million or 1.75% of assets at March 31, 2009. Our allowance for loan losses to non-performing assets was 45.5% and to total loans was 1.58% at March 31, 2010 compared to 66.4% and 1.23%, respectively at March 31, 2009.  The allowance for loan losses was determined based on the degree of impairment on individual loans after an evaluation by management. The increase in non-performing assets consisted of $6.9 million of nonaccrual loans, which included residential permanent and construction loans, and commercial real estate loans, and $1.8 million of real estate owned and repossessed assets.

At March 31, 2010, Community Bank was classified as a "well capitalized" institution.  Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona, Lexington, Buena Vista and Virginia Beach.  Community Financial Corporation is traded on the Nasdaq Capital Market, under the symbol CFFC.

Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, resulting in our allowance for loan losses not being adequate to cover actual losses which may require us to materially increase our reserves, changes in economic conditions in the Company’s market areas, changes in the financial condition or business prospects of the Company’s borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Community Financial Corporation (NASDAQ: CFFC)

Selected Financial Condition Data
(Dollars in thousands)			Percent
	(Unaudited)		Increase
	March 31, 2010	March 31, 2009	(Decrease)

Total assets	$547,564	$512,613	6.8%
Loans receivable, net	502,126	476,950	5.3
Investment securities	1,771	1,907	(7.1)
Real estate owned and repossessed assets	3,182	1,400	127.3
Deposits	398,420	365,506	9.0
Borrowings	97,096	96,476	.6
Stockholders’ equity	49,012	46,337	5.8

Selected Operations Data
(Dollars in thousands)
	Three Months Ended		Percent
	(Unaudited) March 31, 2010	March 31, 2009	Increase (Decrease)

Interest income	$7,147	$6,817	4.8%
Interest expense	1,715	2,667	(35.7)
Net interest income	5,432	4,150	30.1
Provision for loan losses	1,732	2,639	(34.4)
Net interest income after provision for loan losses	3,700	1,511	144.9
Noninterest income	877	837	4.8
Noninterest expense	3,907	3,247	20.3
Income tax (benefit)	(249)	(361)	(31.0)
Net income (loss)	919	(538)	---
Effective dividend on preferred stock	(188)	(207)	(9.2)
Net income (loss) available to common stockholders	731	(745)	---

			Percent
	At or for the Quarter Ended		Increase
	March 31, 2010	March 31, 2009	(Decrease)

Return (loss) on average equity	7.49%	(4.61)%	---%
Return (loss) on average assets	.67	(.42)	---
Interest rate spread	4.18	3.30	26.7
Diluted earnings (loss) per common share	.21	(.17)	---
Dividends paid on common shares	.00	.00	0.0

	Year Ended		Percent
(Dollars in thousands)	(Unaudited) March 31, 2010	March 31, 2009	Increase (Decrease)

Interest income	$28,198	$28,692	(1.7)%
Interest expense	8,081	12,460	(35.1)
Net interest income	20,117	16,232	23.9
Provision for loan losses	4,031	4,285	(5.9)
Net interest income after provision for loan losses	16,086	11,946	34.7
Noninterest income (loss)	3,850	(8,113)	147.5
Noninterest expense	14,995	13,449	11.5
Income tax (benefit) expense	1,349	(3,793)	---
Net income (loss)	3,592	(5,823)	---
Effective dividend on preferred stock	(753)	(211)	256.9
Net income (loss) available to common stockholders	2,839	(6,034)	---

Other Selected Data			Percent
	At or for the Year Ended		Increase
	March 31, 2010	March 31, 2009	(Decrease)

Return (loss) on average equity	7.45%	(14.57)%	---%
Return on average equity excluding OTTI charge, net of taxes	7.45	3.33	123.7
Return (loss) on average assets	.67	(1.17)	---
Return on average assets excluding OTTI charge, net of taxes	.67	.27	148.1
Interest rate spread	3.92	3.31	18.4
Non-performing assets(1) to total assets	3.24	1.75	85.1
Allowance for loan losses to total loans	1.58	1.23	28.5
Allowance for loan losses to nonperforming assets	45.5	66.4	(31.5)
(1) Includes nonaccrual loans, and other real estate owned and repossessed assets.

Per Share Data			Percent
	At or for the Year Ended		Increase
	March 31, 2010	March 31, 2009	(Decrease)

Diluted earnings (loss) per share	$0.82	$(1.39)	---%
Book value per common share	8.41	7.73	8.8
Dividends paid on common shares	.00	.13	(100.0)
Common shares outstanding	4,361,658	4,361,658	0.0